EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Cadence Financial Corporation of our report dated March 29, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting as of December 31, 2009, which report is included in the December 31, 2009 Annual Report on Form 10-K of Cadence Financial Corporation, and we consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ T. E. LOTT & COMPANY

Columbus, Mississippi

Date May 19, 2010